EXHIBIT 10.9

AGREEMENT

WHEREAS, Oil For America (OFA) has obtained the right to drill a twin to the Evaline 1-18 Well from the present lease holder and operator Helis Oil & Gas, LLC (Helis), at such location as OFA has determined to be the best location to produce oil from the Lodgepole Reef, and

WHEREAS, OFA has obtained the right under an Operating Agreement to drill two additional Lodgepole Reefs identified by OFA on the leases owned by Helis (the “Leases”), which rights are documented in the attached Agreement between OFA and Helis; and

WHEREAS, OFA has obtained the agreement of Coastal Petroleum Company (Coastal) to act as operator of the project until the twin to the Evaline 1-18 well is producing; and

WHEREAS, each of the undersigned persons (“Participants”) desire to participate in the costs of drilling this twin well and the operations thereof, and to have their pro-rata share of the opportunity to participate in the wells to test the two additional Lodgepole Reefs on the Leases;

NOW THEREFORE, the undersigned parties agree upon the following terms which shall govern their rights and responsibilities:

1. The expected cost of the twin well to the Evaline 1-18 is $600,000 to drill, complete and connect the production to the existing surface facilities at the well (the “Anticipated Cost(s)”). The Anticipated Cost is divided into six parts (the “Participating Interests”) and each Participant shall pay to Coastal their pro-rata share of this cost at the time of signing this Agreement. Coastal shall act as operator of the program. (Coastal itself is purchasing a 1/6 Participant’s Interest.)

2. In the event actual costs exceed the Anticipated Costs (“Additional Costs”), each Participant shall be obligated to pay their pro-rata share of the Additional Costs within ten (10) days of the notice from Coastal requesting such payment. The Participating Interest of any person who fails to pay such cost when due shall be divided equally amongst the remaining Participants who agree to pay such pro-rata share not paid timely by a Participant. Any funds remaining after completion of the well will be returned pro rata to the Participants. A person may purchase more than one Participant Interest.

3. Coastal shall drill, complete and tie the production into the current facilities as soon as reasonably possible pursuant to the Operating Agreement with Helis and this Agreement. At the time satisfactory production is achieved, Coastal shall assign its responsibilities as operator of the well to Helis.

4. At the time the required production is established (more than 100 barrels per day), Helis shall assign a 60% working interest in the lease to Oil For America. Oil For America shall assign the 60% interest to Coastal, which shall act as operator of the 60% interest for the benefit of the Participating Interests, Bill Cullen, OFA and itself as operator. Coastal shall forward the shares of revenues less costs in the following manner:

Before Payout of the Well:

(i)	A 9% working interest (out of the 60% working interest owned by OFA) to each Participant

(ii)	A 5% working interest (out of the 60% working interest) to Coastal as operator.

(iii)	A 1% working interest (out of the 60% working interest) to Bill Cullen

After Payout of the Well:

(i)	A 6.75% working interest (out of the 60% working interest) to each Participant

(ii)	A 13.5% working interest (out of the 60% working interest) to OFA

(iii)	A 5% working interest (out of the 60%) to Coastal as operator

(iv)	A 1% working interest (out of the 60% working interest) to Bill Cullen

5. Bill Cullen may reassign his interest at any time after proper notice to Coastal; such interest to be assigned pro-rata to the benefit of the parties pursuant to the above ratios of working interests, excluding his interest.

6. OFA may assign its interest to its individual partners and/or their assigns.

7. OFA shall confidentially identify to Coastal and the Participants each of the other two Lodgepole Prospects on the leases. Coastal shall prepare a drilling and completion plan along with an Authorization For Expenditure (“AFE”) and give at least 30 days notice to each Participant of its intention to commence operations. Coastal, along with OFA, shall endeavor to obtain the agreement of Helis to reduce its working interest for the new wells prior to the preparation of the AFE. Any reduction shall be apportioned among the parties pro rata. Each Participant shall have 21 days to pay their share of the AFE to Coastal in order to participate in the program. In the event one or more Participants decline to participate in the new program such share will be offered on a first-come-first-served basis to the remaining participants. In the event none of the Participants acquires the declined share it will be offered to other persons who have indicated an interest in acquiring a Participating Interest, including OFA or its individual partners. Neither Coastal nor any of the Participants shall be entitled under this Agreement to any further prospects from OFA in this area, unless acquired under the terms of another agreement with OFA.

8. Neither Coastal nor any Participant shall have any right to OFA's proprietary AI, AII, AIII or AIV Technology, any of OFA’s maps, photos or data, which are the exclusive property of OFA. Neither Coastal nor any of the Participants will disclose any of such information revealed to them by OFA.

9. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section.

10. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11. Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of each of the Parties hereto.

12. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

13. This Agreement (including the Exhibits hereto), constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

14. The parties agree that any unresolved controversy or claim arising out of or relating to this Agreement, except as: (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in oil and gas transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Tallahassee, Florida, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated; (b) depositions of all party witnesses; and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Florida Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Northern District of Florida or any court of the State of Florida having subject matter jurisdiction.

15. The date of this contract is August 10, 2006.

16. This Agreement may be signed in counterparts.

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Coastal Petroleum Company:	Participant 1:

By: Address:	By: Address:

Oil For America:	Participant 2:

By: Address:	By: Address:

Participant 3:	Participant 4:

By: Address:	By: Address:

Participant 5:	Participant 6:

By: Address:	By: Address: